Exhibit 15.1

The Board of Directors and Shareholders

Arrow Financial Corporation

Glens Falls, New York

Re: Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 related to the Arrow Financial Corporation 2011 Employee Stock Purchase Plan

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 9, 2011 and August 8, 2011, related to our reviews of interim consolidated financial information.  Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/  KPMG LLP

Albany, New York

August 11, 2011